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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-          ) and related Prospectus of Onconova Therapeutics, Inc. for the registration of up to $100,000,000 of its common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 20, 2014, with respect to the consolidated financial statements of Onconova Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, PA
October 8, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm